Exhibit 99.1

C4 Therapeutics Reports Second Quarter 2024 Financial Results and Recent Business Highlights
Preliminary Monotherapy Data from the Ongoing CFT1946 Phase 1 Trial in BRAF V600X Solid Tumors to be Presented at ESMO Congress 2024; Initiated Monotherapy Expansion Cohort in Melanoma and Combination Cohort with Cetuximab in Colorectal Cancer
Cemsidomide Phase 1 Trial in Multiple Myeloma and non-Hodgkin’s Lymphoma Continues to Progress through Dose Escalation; Data on Track for Q4 2024
Cash, Cash Equivalents and Marketable Securities of $295.7 million as of June 30, 2024; Expected to Provide Runway into 2027
WATERTOWN, Mass., Aug. 1, 2024 (GLOBE NEWSWIRE) -- C4 Therapeutics, Inc. (C4T) (Nasdaq: CCCC), a clinical-stage biopharmaceutical company dedicated to advancing targeted protein degradation science, reported financial results today for the second quarter ended June 30, 2024, as well as recent business highlights.
“Our strong execution during the first half of the year has built momentum across our clinical, discovery and partnered programs, each of which has the potential to advance targeted protein degradation science and transform patients’ lives,” said Andrew Hirsch, president and chief executive officer of C4 Therapeutics. “Our two lead programs continue to advance in the clinic, and we are on track to share multiple Phase 1 datasets during the second half of the year. At the upcoming ESMO Congress, we will present initial CFT1946 Phase 1 data, marking the first clinical presentation for a BRAF V600X degrader, which has the potential to address many of the liabilities that occur with inhibitors. Additionally, we expect to share updated cemsidomide Phase 1 data in relapsed refractory multiple myeloma and relapsed refractory non-Hodgkin’s lymphoma in the fourth quarter.”
SECOND QUARTER 2024 AND RECENT ACHIEVEMENTS
Cemsidomide: Cemsidomide is an oral degrader of IKZF1/3 for the potential treatment of relapsed/refractory (R/R) multiple myeloma (MM) and R/R non-Hodgkin’s lymphoma (NHL).
•Advanced the Phase 1/2 Clinical Trial. The cemsidomide Phase 1/2 trial in combination with dexamethasone for R/R MM and as a monotherapy for R/R NHL continues to enroll patients. For the combination with dexamethasone MM arm, dose level 4 (75 µg QD) has been declared safe and additional patients are enrolling in this expansion cohort. Dose escalation continues as the maximum tolerated dose has not yet been reached. For the monotherapy NHL arm, patients are enrolling at dose level 5 (100 µg QD).
CFT1946: CFT1946 is an oral degrader targeting BRAF V600X mutations for the potential treatment of solid tumors including colorectal cancer (CRC), melanoma and non-small cell lung cancer (NSCLC).
•Advanced the Phase 1/2 Clinical Trial. The CFT1946 Phase 1/2 trial for BRAF V600X mutant solid tumors continues to enroll patients. Enrollment is complete at dose level 5 (640 mg BID), with patients currently in the dose limiting toxicity evaluation period for this dose level. Simultaneously, patients continue to be evaluated for pharmacokinetic, pharmacodynamic and anti-tumor activity at the 160 mg BID and 320 mg BID dose levels. Additionally, patients are now enrolling in a monotherapy exploratory expansion cohort for BRAF inhibitor refractory melanoma at the 320 mg BID dose level.

The Phase 1b portion of the trial evaluating CFT1946 in combination with cetuximab for CRC has also been opened and patients are enrolling at the 160 mg BID dose level.
•Preliminary CFT1946 Monotherapy Data Accepted as a Mini Oral Presentation at the European Society for Medical Oncology (ESMO) Congress 2024. Monotherapy data from the ongoing CFT1946 Phase 1 trial will be presented on Saturday, September 14, 2024 from 2:45 – 2:50 CEST at the ESMO Congress 2024 in Barcelona, Spain.
CORPORATE UPDATES:
•In June 2024, Ron Cooper was appointed as chairman of C4T’s Board of Directors as a part of C4T’s commitment to strategically transform the Board to lead the company into its next phase of growth. Mr. Cooper brings decades of deep biopharmaceutical executive leadership across discovery, development and commercialization.
KEY UPCOMING MILESTONES
Cemsidomide:
•Present updated data from at least three dose levels from the dose escalation and expansion cohorts of the ongoing Phase 1/2 clinical trial in R/R MM in Q4 2024.
•Present data from at least four dose levels from the dose escalation portion of the ongoing Phase 1/2 clinical trial in R/R NHL in Q4 2024.
•Complete Phase 1 dose exploration in R/R MM and R/R NHL by year-end 2024.
CFT1946:
•Present data from at least five dose levels from the ongoing Phase 1 monotherapy dose escalation trial in BRAF V600X solid tumors as a mini oral presentation on Saturday, September 14, 2024 from 2:45 – 2:50 CEST at the ESMO Congress 2024 in Barcelona, Spain.
UPCOMING INVESTOR EVENTS:
•September 5, 2024 at 9:30 AM ET: Management will participate in a fireside chat at the Wells Fargo Healthcare Conference taking place in Boston, MA.
•September 16, 2024: Management will host a webcast to discuss the CFT1946 data presented at the ESMO Congress 2024.
•September 17 – 19, 2024: Management will participate in the Cantor Global Healthcare Conference taking place in New York, NY.

SECOND QUARTER 2024 FINANCIAL RESULTS
Revenue: Total revenue for the second quarter of 2024 was $12.0 million, compared to $2.7 million for the second quarter of 2023. The increase in revenue was primarily due to the receipt of an $8.0 million milestone payment from Biogen after the company accepted delivery of a development candidate. Total revenue for the second quarter of 2024 reflects revenue recognized under our collaborations with Merck KGaA, Darmstadt, Germany (MKDG), Merck, Roche and Biogen, and total revenue recognized in the second quarter of 2023 reflects revenue recognized under collaboration agreements with Roche and Biogen.

Research and Development (R&D) Expense: R&D expense for the second quarter of 2024 was $23.8 million, compared to $29.9 million for the second quarter of 2023. The reduction in R&D expense was primarily due to the prioritization of our internal discovery efforts and stopping clinical development for CFT8634, partially offset by increased clinical trial expense as cemsidomide and CFT1946 continue to advance.
General and Administrative (G&A) Expense: G&A expense was $9.7 million for the second quarter of 2024, compared to $10.3 million for the second quarter of 2023. The decrease in G&A expense was primarily attributable to a reduction in external consulting spend.
Net Loss and Net Loss per Share: Net loss for the second quarter of 2024 was $17.7 million, compared to $35.9 million for the second quarter of 2023. Net loss per share for the second quarter of 2024 was $0.26 compared to $0.73 for the second quarter of 2023.
Cash Position and Financial Guidance: Cash, cash equivalents and marketable securities as of June 30, 2024 were $295.7 million, compared to $299.2 million as of March 31, 2024, and $281.7 million as of December 31, 2023. The reduction in cash, cash equivalents and marketable securities during the second quarter was primarily the result of operating expenses offset by receipt of the upfront payment from our collaborator MKDG and a milestone payment from Biogen. C4T expects that its cash, cash equivalents and marketable securities as of June 30, 2024 will be sufficient to fund planned operating expenses and capital expenditures into 2027.
About C4 Therapeutics
C4 Therapeutics (C4T) (Nasdaq: CCCC) is a clinical-stage biopharmaceutical company dedicated to delivering on the promise of targeted protein degradation science to create a new generation of medicines that transforms patients’ lives. C4T is progressing targeted oncology programs through clinical studies and leveraging its TORPEDO® platform to efficiently design and optimize small-molecule medicines to address difficult-to-treat diseases. C4T’s degrader medicines are designed to harness the body’s natural protein recycling system to rapidly degrade disease-causing proteins, offering the potential to overcome drug resistance, drug undruggable targets and improve patient outcomes. For more information, please visit www.c4therapeutics.com.
About Cemsidomide
Cemsidomide is an orally bioavailable MonoDAC™ degrader designed to be highly potent and selective against its intended targets of Ikaros (IKZF1) and Aiolos (IKZF3) and overcome shortcomings of currently approved therapies to treat multiple myeloma (MM) and non-Hodgkin’s lymphoma (NHL). Cemsidomide is currently in a Phase 1 dose escalation study in MM and NHL. Initial clinical data show cemsidomide is well tolerated, demonstrates anti-myeloma activity and displays evidence of immunomodulatory effects. More information about this trial may be accessed at www.clinicaltrials.gov (identifier: NCT04756726).
About CFT1946
CFT1946 is an orally bioavailable BiDAC™ degrader designed to be potent and selective against BRAF V600X mutant targets. In preclinical studies, CFT1946 is active in vivo and in vitro in models with BRAF V600E driven disease and in models resistant to BRAF inhibitors. CFT1946 is currently in a Phase 1 dose escalation study in BRAF V600X mutant solid tumors including colorectal cancer, melanoma and non-small cell lung cancer. More information about this trial may be accessed at www.clinicaltrials.gov (identifier: NCT05668585).

Forward-Looking Statements
This press release contains “forward-looking statements” of C4 Therapeutics, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but may not be limited to, express or implied statements regarding our ability to develop potential therapies for patients; the design and potential efficacy of our therapeutic approaches; the anticipated timing and content of presentations of data from our clinical trials; and our ability to fund our future operations. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: uncertainties related to the initiation, timing, advancement and conduct of preclinical and clinical studies and other development requirements for our product candidates; the risk that any one or more of our product candidates will cost more to develop or may not be successfully developed and commercialized; and the risk that sufficient capital to fund our future operations will be available to us on acceptable terms or at the times required. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in C4 Therapeutics’ most recent Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and C4 Therapeutics undertakes no duty to update this information unless required by law.
Contacts:
Investors:
Courtney Solberg
Senior Manager, Investor Relations
CSolberg@c4therapeutics.com
Media:
Loraine Spreen
Senior Director, Corporate Communications & Patient Advocacy
LSpreen@c4therapeutics.com

Condensed Consolidated Balance Sheet Data
(in thousands)

	(unaudited)	(audited)
	June 30, 2024	December 31, 2023
Cash, cash equivalents and marketable securities	$295,735	$281,689
Total assets	381,093	376,451
Deferred revenue	53,502	37,285
Total stockholders' equity	$247,058	$246,114

 Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue from collaboration agreements	$12,006	$2,664	$15,045	$6,423
Operating expenses:
Research and development	23,753	29,926	46,286	58,968
General and administrative	9,695	10,306	19,983	21,251
Restructuring	—	—	2,437	—
Total operating expenses	33,448	40,232	68,706	80,219
Loss from operations	(21,442)	(37,568)	(53,661)	(73,796)
Other income (expense), net
Interest expense and amortization of long-term debt—related party	—	(600)	—	(1,206)
Interest and other income, net	3,726	2,246	7,584	4,300
Total other income (expense), net	3,726	1,646	7,584	3,094
Loss before income taxes	(17,716)	(35,922)	(46,077)	(70,702)
Income tax expense	—	—	—	—
Net loss	$(17,716)	$(35,922)	$(46,077)	$(70,702)
Net loss per share - basic and diluted	$(0.26)	$(0.73)	$(0.67)	$(1.44)
Weighted-average number of shares - basic and diluted	68,810,259	49,063,631	68,621,214	49,048,062